Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and financial statement schedule of Dionex Corporation and management’s report on the effectiveness of internal control over financial reporting dated September 13, 2006, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(revised 2004), Share-Based Payment) appearing in the Annual Report on Form 10-K of Dionex Corporation for the year ended June 30, 2006.
/S/ DELOITTE & TOUCHE LLP
San Jose, California
April 6, 2007